UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

February 4, 2008

PDL BioPharma, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19756	94-3023969
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

1400 Seaport Boulevard

Redwood City, California 94063

(Address of principal executive offices)

Registrant’s telephone number, including area code:

(650) 454-1000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On February 4, 2008, PDL BioPharma, Inc. (“PDL”) and EKR Therapeutics, Inc. (“EKR”) entered into an Asset Purchase Agreement (the “Agreement”) under which PDL agreed to sell to EKR (i) PDL’s rights to its cardiovascular products, consisting of Cardene® IV (nicardipine hydrochloride), Cardene SR® and new formulations of the Cardene product in development (“New Cardene Formulations”), as well as Retavase® (reteplase) and the development product ularitide, and (ii) related trademarks, patents, intellectual property, product inventory and other related assets (together, the “Cardiovascular Assets”). Pursuant to the terms of the Agreement, in consideration for the sale of the Cardiovascular Assets, EKR would pay to PDL the following consideration in cash:

•	$85,000,000 at the closing of the sale of the Cardiovascular Assets;

•	$25,000,000 upon the marketing approval of a New Cardene Formulation by the United States Food and Drug Administration;

•	$30,000,000 upon achievement of $80,000,000 in net product sales of New Cardene Formulations in any 12-consecutive-month period;

•	$30,000,000 upon achievement of $150,000,000 in net product sales of New Cardene Formulations in any 12-consecutive-month period;

•	a royalty of 10% on future net sales of New Cardene Formulations; and

•	a royalty of 5% on future net sales of any ularitide product.

Of the $85,000,000 payable at closing, $6,000,000 would be placed in an escrow account against which EKR may draw to satisfy certain product returns, charge-backs, rebates or Medicaid, Medicare or other reimbursements, or similar claims, with respect to pre-closing sales of products by PDL.

The purchase and sale of the Cardiovascular Assets pursuant to the Agreement is subject to antitrust clearance under the Hart-Scott-Rodino Act and satisfaction of financing-related and other customary conditions.

A copy of the joint press release issued by PDL and EKR announcing the execution of the Agreement is filed hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Exhibit Description

99.1	PDL BioPharma, Inc. and EKR Therapeutics, Inc. Joint Press Release issued February 4, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 4, 2008

PDL BioPharma, Inc.

By:	/s/ Andrew Guggenhime
Andrew Guggenhime
Senior Vice President and Chief Financial Officer

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